Exhibit 99.1

ROSETTA RESOURCES INC. ANNOUNCES

FIRST QUARTER 2010 RESULTS AND PROVIDES INVENTORY UPDATE

HOUSTON, TEXAS, May 7, 2010 / GLOBENEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced financial and operating results for the first quarter of 2010. In addition, the Company provided an update on its identified inventory of net risked resources and provided an outlook on 2010.

Randy Limbacher, Rosetta's chairman, CEO and president, commented, “As we planned, 2010 is already delivering strong results. Although it is still early in the year, we are seeing excellent well tests from the liquids-prone area of the Eagle Ford play. Our identified inventory of net risked resources is up almost sixty percent from year-end 2009, reflecting strong performance in the Gates Ranch area. We are encouraged by our ongoing study of the Alberta Basin Bakken play and our core area legacy assets remain profitable. We have available liquidity and opportunities in hand that clearly differentiates Rosetta.”

1Q 2010 FINANCIAL REVIEW

For the first quarter ended March 31, 2010, Rosetta reported net income of $7.3 million, or $0.14 per diluted share, versus a net loss of ($238.1) million, or ($4.68) per diluted share, for the same period in 2009. The first quarter 2009 net loss included a non-cash ceiling test impairment charge, net of taxes, of $238.1 million.

Production for the first quarter of 2010 averaged 124 MMcfe/d. Daily production was down 22% compared to the first quarter of 2009, primarily reflecting declines in the Lobo trend and in the non-core Texas State Waters and Gulf of Mexico assets.  Revenues for the first quarter of 2010 were $70.1 million compared to $79.4 million for the same period in 2009.  Compared to a year ago, the impacts of lower natural gas volumes and prices were partially offset by higher liquids volumes and prices. In addition, total revenue in this year’s first quarter includes a benefit of $2.9 million due to the effect of natural gas hedging.

Total lease operating expense (“LOE”), which includes direct LOE, workovers, ad valorem taxes and insurance, was $14.7 million or $1.31 per Mcfe during the first quarter. Direct LOE was $10.1 million or $0.90 per Mcfe, workover costs were $1.0 million or $0.09 per Mcfe, ad valorem taxes were $3.1 million or $0.28 per Mcfe, and insurance was $0.5 million or $0.04 per Mcfe.  Production taxes were $2.3 million or $0.20 per Mcfe and treating and transportation and marketing charges were $1.5 million or $0.13 per Mcfe.

Depreciation, depletion and amortization (“DD&A”) was $23.8 million based on a DD&A rate of $2.13 per Mcfe. This compares to a DD&A rate of $3.08 per Mcfe in the first quarter of 2009.

General and administrative (“G&A”) costs were $11.8 million or $1.05 per Mcfe for the first quarter of 2010, including $2.5 million in non-cash stock-based compensation expense. Excluding stock-based compensation expense, general and administrative costs were $0.83 per Mcfe.

OPERATIONAL HIGHLIGHTS

During the first quarter of 2010, Rosetta made capital expenditures of $80.4 million. The Company drilled 36 gross and 35 net wells for a net success rate of 97.1%. The majority of the drilled wells were located in the DJ Basin; however, the majority of capital was spent in conjunction with the Company’s Eagle Ford Shale program.

By region, net production in the Sacramento Basin averaged 42 MMcfe/d, essentially flat compared to the first quarter of 2009. This performance reflects the results from the Company’s successful low-cost recompletion program targeting by-passed pay throughout the Rio Vista Gas Unit. During the first quarter, the Company performed five recompletions and has others planned for the remainder of 2010.

In the Rockies areas of DJ Basin, Pinedale Field and San Juan Basin, net production for the first quarter of 2010 averaged 19 MMcfe/d, down only 2 MMcfe/d compared to last year’s first quarter. This performance was achieved due to significant field optimization activities that included adding saltwater disposal capability, installing or improving artificial lift, and performing several low-cost workovers. In the DJ Basin, the Company commenced a 105-well drilling program during the first quarter of 2010. Completions of these wells will commence during the second quarter of 2010.  As a reminder, this program is supported by a swap position of 7,000 MMbtu/d at an average floor of $5.72/MMbtu for 18 months beginning July 2010.

In the South Texas Lobo, Olmos and Perdido trends, Rosetta’s production averaged 44 MMcfe/d, compared to 64 MMcfe/d during the first quarter of 2009. This decline is attributable to a significant curtailment in the Company’s drilling activity in these areas given weak prices for natural gas. Rosetta continues to identify additional future drilling opportunities on the Company’s extensive acreage position, notably in the Lobo trend. In addition, the Company recently purchased the remaining 30% working interest of the Catarina field that was acquired in late 2008. Rosetta now operates the field with a 100% working interest.

The Company’s non-core properties in the Gulf of Mexico and Texas State Waters averaged a combined production rate of 6 MMcfe/d for the first quarter of 2010, down 15 MMcfe/d from the prior year. Recently the Company reached an agreement to sell its interest in the Texas State Waters properties, effective April 1, 2010. The Company generated sale proceeds of about $10 million.  The impact on 2010 annual production volumes is estimated at about 3 MMcfe/d.

Eagle Ford Shale Program

Rosetta currently holds over 61,000 net acres in the Eagle Ford Shale play, approximately 29,500 of which is located in the liquids-prone Gates Ranch area where the Company holds a 100% operated working interest. Additionally, the Company holds approximately 32,000 net acres located in other prospective areas of the Eagle Ford, including 18,000 net acres in undrilled areas also considered prospective for liquids.

Since inception in the Eagle Ford play, Rosetta has drilled 11 horizontal wells and completed six wells. Five of the completions are located in the Gates Ranch area.  The Company is currently running two drilling rigs in the play and averaging two completions per month on horizontal wells with average lateral lengths of approximately 4,700 feet and fracture stimulations averaging 13-15 frac stages per well.  There are currently five wells waiting on completion.  The Company is actively seeking additional stimulation equipment to work off this backlog.

The gross per well seven-day rate on the 2010 Gates Ranch wells averaged 330 Bbls of condensate,  460 Bbls of NGLs, and 2.9 MMcf/d of residue gas, for a total of over 7.6 MMcfe/d per well.  Importantly, about 80% of the value from these wells is comprised from liquids. The Company is currently producing approximately 30 MMcfe/d on a gross basis, or 22 MMcfe/d on a net basis, from all combined Eagle Ford wells.  This is up from zero a year ago. The Gates Ranch wells account for 95% of this production.

Rosetta expects to drill 25-30 Eagle Ford wells in 2010, with 20-25 wells planned in the liquids-prone Gates Ranch area.  The Company believes it has de-risked this highly economic asset, and on an 80-acre spacing basis, has identified over 350 development locations on the Gates Ranch.  The 2010 drilling program represents less than 10% of this significant future opportunity.

Regarding Rosetta’s recent Eagle Ford activities, Limbacher commented, “Our Eagle Ford results are making a dramatic impact on the Company’s performance.  In less than one year, Rosetta has taken the Gates Ranch area from concept to full-scale development mode, and we still have other prospective areas of the play to explore. We are already achieving strong operating results and the shift to a higher liquids mix is adding significant margin to our profitability. Our acreage is largely concentrated in the areas of the play with the most attractive economics and we have built our positions in such a way as to establish meaningful footprints and operational control. We think there is tremendous potential to create value for our shareholders from this play.”

Alberta Basin Bakken Oil Program

As previously announced, the Company continues to analyze and evaluate the core, log and production test data obtained from the 2009 drilled wells that were located across a large expanse of Rosetta’s position in the play. These wells confirmed the presence of oil-saturated and over-pressured Banff, Bakken and Three Forks intervals, and an oil-saturated Nisku section.  The Company remains very constructive on the play and continues to add acreage in the area. The Company now holds 286,000 net acres in the play, an increase of about 46,000 acres from year-end 2009.

Given the significant resource potential of the area, the Company is focusing its 2010 capital program activities on executing additional production tests from the numerous zones of interest.  Rosetta recently moved a rig into the field and plans to conduct vertical fracture-stimulated completions in at least two of the wells that were drilled in 2009.  The Company believes these tests will yield very cost-effective information that can optimize future drilling and completion activities. The vertical tests will be conducted during the next few months, after which time the Company expects to begin drilling additional wells.

In commenting on the Alberta Basin Bakken play, Limbacher noted, “Our 2009 activities were focused on delineating our position and testing our resource concept for the play. We were very pleased on both counts. In 2010, we intend to take the most cost-effective steps possible to get the data necessary to establish commerciality in this unique play. We are fortunate to have accumulated such a large position in this exploratory play at a very low entry cost and we are equally pleased with the resource potential that our initial three delineation wells verified. Like the early days of the analog play in the Williston Basin, we are committed to doing the essential science that these plays require.  In addition, we are beginning to tackle the longer lead time permitting and planning issues that are necessary before development programs can get underway.”

INVENTORY UPDATE

Rosetta announced that its identified inventory of net risked resources, including proved undeveloped reserves, stood at 1.43 Tcfe at the end of the first quarter of 2010. This is an increase of over 530 Bcfe compared to year-end 2009. The increase is primarily attributable to the Gates Ranch area of the Eagle Ford play where the Company’s drilling program continues to generate significant success. Of the additional identified inventory, over 50% is comprised of liquids.

FINANCING AND HEDGING UPDATE

At the end of the first quarter of 2010, the Company had approximately $49.9 million of cash, up $16.9 million from the cash balance for the first quarter of 2009.

On April 15, 2010, the Company issued $200.0 million in aggregate principal amount of 9.5% senior notes due 2018. The Company used the proceeds from the notes offering to repay $80.0 million of its Restated Term Loans, to repay $114.0 million under its Restated Revolver and to pay fees and expenses associated with the offering. Interest is payable on the notes semi-annually on April 15 and October 15. As a result of the offering, the borrowing base under the Restated Revolver which was increased to $375.0 million prior to the offering, was reduced by $30.0 million to $345.0 million.  Unused Restated Revolver availability is now in excess of $240.0 million. Including available cash, the Company has in excess of $290.0 million of liquidity.

Hedging Update

The Company’s hedge position is unchanged from last quarter.  For the first half of 2010, the Company has 25,000 MMBtu/d of hedges in place, including 15,000 MMBtu/d of fixed price swaps at an average price of $7.48 per MMBtu and 10,000 MMBtu/d of collars with an average floor price of $5.75 per MMBtu and an average ceiling price of $7.32 per MMBtu. For the second half of 2010, the Company has hedged a total of 55,000 MMBtu/d. This includes 25,000 MMBtu/d of fixed price swaps at an average price of $6.83 per MMBtu, and 30,000 MMBtu/d of collars with an average floor price of $5.75 per MMBtu and an average ceiling price of $7.12 per MMBtu.

For the year 2011, the Company has hedged a total of 50,000 MMBtu/d including 15,000 MMBtu/d of fixed price swaps at an average price of $5.85 per MMBtu and 35,000 MMBtu/d of collars with an average floor price of $5.79 per MMBtu and an average ceiling price of $7.27 per MMBtu.

For the year 2012, the Company has 10,000 MMBtu/d of collars at a floor of $5.75 per MMBtu and a ceiling of $7.15 per MMBtu.

The Company continues to monitor the market and intends to add additional hedges when market pricing is acceptable.

2010 OUTLOOK

The Company is on pace to execute its announced 2010 capital program of $280.0 million. At this planned level of capital spending, the Company maintains its previously disclosed full year production guidance at 145-155 MMcfe/d. This estimate now includes the impact of known divestitures, but does not include the impact of any additional acquisitions and divestitures. Compared to first quarter 2010, volumes are expected to ramp up in subsequent quarters during the year.  The profile of this expected growth will depend significantly on the pace and timing of capital results, especially with respect to completions in the Eagle Ford play. Consistent with Eagle Ford results to date, the Company expects liquids production to grow in 2010. By year-end, liquids should be in excess of 20 percent of total Company volumes based on a 6:1 equivalency ratio. In affirming its previous capital and production guidance, the Company also reiterated that it retains the discretion to adapt or adjust capital spending in response to commodity prices.

On the Company’s outlook for the year, Limbacher commented, “Momentum is strong. We are very focused on directing our efforts toward the most profitable and impactful projects in our portfolio. Our volume ramp, especially for liquids, and our higher level of hedges in the second half of the year should provide a significant boost to our 2010 performance. Our entire organization is focused on taking Rosetta to a new level of performance and creating value from our recent successes.”

Forward-Looking Statements:

This press release includes forward-looking statements, which give the Company’s current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, changes in the Company’s liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company’s properties; the Company’s ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of the Company’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

For filings reporting year-end 2009 reserves, the SEC permits the optional disclosure of probable and possible reserves.  The Company has elected not to report probable and possible reserves in its filings with the SEC.  In this press release, we use the term “net risked resources” to describe the Company’s internal estimates of volumes of natural gas and oil that are not classified as proved reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of unproved resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company.  Estimates of unproved resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Investor Contact:

Michael J. Rosinski

Executive Vice President & Chief Financial Officer

Rosetta Resources Inc.

(713) 335-4037

rosinskim@rosettaresources.com

Rosetta Resources Inc.

Consolidated Balance Sheet

(In thousands, except share amounts)

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 49,907	$ 61,256
Accounts receivable	32,443	32,691
Derivative instruments	26,212	8,983
Prepaid expenses	2,194	2,837
Other current assets	5,493	6,415
Total current assets	116,249	112,182
Oil and natural gas properties, full cost method, of which $81.6 million at March 31, 2010	2,109,877	2,030,433
and $42.3 million at December 31, 2009 were excluded from amortization
Other fixed assets	13,384	12,417
	2,123,261	2,042,850
Accumulated depreciation, depletion, and amortization, including impairment	(1,475,504)	(1,452,248)
Total property and equipment, net	647,757	590,602

Deferred loan fees	4,440	4,921
Deferred tax asset	160,893	169,732
Derivative instruments	10,588	-
Other assets	2,155	2,147
Total other assets	178,076	176,800
Total assets	$ 942,082	$ 879,584

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 3,543	$ 2,279
Accrued liabilities	41,173	37,107
Royalties payable	14,070	16,064
Derivative instruments	388	236
Prepayment on gas sales	7,642	7,542
Deferred income taxes	9,619	3,258
Total current liabilities	76,435	66,486
Long-term liabilities:
Derivative instruments	-	1,960
Long-term debt	313,856	288,742
Other long-term liabilities	30,564	29,301
Total liabilities	420,855	386,489

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2010 or 2009	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 51,556,040 shares
and 51,254,709 shares at March 31, 2010 and December 31, 2009, respectively	51	51
Additional paid-in capital	783,726	780,196
Treasury stock, at cost; 260,171 and 199,955 shares at March 31, 2010 and December 31, 2009, respectively	(4,723)	(3,473)
Accumulated other comprehensive income	22,848	4,259
Accumulated deficit	(280,675)	(287,938)
Total stockholders' equity	521,227	493,095
Total liabilities and stockholders' equity	$ 942,082	$ 879,584

Rosetta Resources Inc.

Consolidated Statement of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Revenues:
Natural gas sales	$ 55,807	$ 70,559
Oil sales	6,983	5,218
NGL sales	7,358	3,664
Total revenues	70,148	79,441
Operating costs and expenses:
Lease operating expense	14,677	18,041
Depreciation, depletion, and amortization	23,814	44,400
Impairment of oil and gas properties	-	379,462
Treating, transportation and marketing	1,481	2,019
Production taxes	2,290	1,323
General and administrative costs	11,807	9,373
Total operating costs and expenses	54,069	454,618
Operating income (loss)	16,079	(375,177)

Other (income) expense:
Interest expense, net of interest capitalized	4,746	2,535
Interest income	(11)	(51)
Other (income) expense, net	(203)	(150)
Total other expense	4,532	2,334

Income (loss) before provision for income taxes	11,547	(377,511)
Income tax expense (benefit)	4,284	(139,378)
Net income (loss)	$ 7,263	$ (238,133)

Earnings (loss) per share:
Basic	$ 0.14	$ (4.68)
Diluted	$ 0.14	$ (4.68)

Weighted average shares outstanding:
Basic	51,219	50,920
Diluted	51,920	50,920

Rosetta Resources Inc.

Consolidated Statement of Cash Flows

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities
Net income (loss)	$ 7,263	$ (238,133)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	23,814	44,400
Impairment of oil and gas properties	-	379,462
Deferred income taxes	4,164	(138,826)
Amortization of deferred loan fees recorded as interest expense	481	212
Amortization of original issue discount recorded as interest expense	114	-
Stock compensation expense	2,631	917
Change in operating assets and liabilities:
Accounts receivable	248	12,111
Prepaid expenses	643	635
Other current assets	922	(586)
Other assets	(8)	(107)
Accounts payable	1,264	(471)
Accrued liabilities	(2,762)	(6,910)
Royalties payable	(1,894)	(13,162)
Net cash provided by operating activities	36,880	39,542
Cash flows from investing activities
Acquisition of oil and gas properties	-	(3,844)
Additions of oil and gas assets	(73,591)	(50,018)
Disposals of oil and gas properties and assets	21	-
Other	-	(16)
Net cash used in investing activities	(73,570)	(53,878)	-
Cash flows from financing activities
Borrowings on revolving credit facility	25,000	5,000
Proceeds from stock options exercised	1,591	-
Purchases of treasury stock	(1,250)	(548)
Net cash provided by financing activities	25,341	4,452	-

Net decrease in cash	(11,349)	(9,884)
Cash and cash equivalents, beginning of period	61,256	42,855
Cash and cash equivalents, end of period	$ 49,907	$ 32,971

Supplemental disclosures:
Capital expenditures included in accrued liabilities	$ 25,027	$ 7,170